Exhibit 99.1

4100 Hamline Avenue North
St. Paul, MN 55112-5798
www.bostonscientific.com

May 2010

Subject: U.S. distribution of all Boston Scientific CRT-D and ICD devices has resumed

Dear Doctor:

We are writing to inform you that we have received U.S. Food and Drug Administration clearance for manufacturing changes to our LIVIAN™ and RENEWAL® cardiac resynchronization therapy defibrillators (CRT-Ds) and CONFIENT™, PRIZM™ and VITALITY™ implantable cardioverter defibrillators (ICDs), and we have resumed U.S. distribution of these products.  We have now resumed U.S. distribution of all our CRT-Ds and ICDs, and you may implant all these devices.  Your local sales representative will work with your hospital to replenish inventory.

Throughout this process there has been no indication of any risk to patient safety.  We do not recommend any modifications to normal follow-up procedure for patients previously implanted with Boston Scientific CRT-Ds or ICDs.

We are pleased we are again able to provide you and your patients the benefits of our defibrillation products.  We would like to thank you for your patience and support as we worked through this situation.

If you have questions, please contact your local Boston Scientific sales representative or U.S. Technical Services at 1.800.CARDIAC (227.3422).

Sincerely,

Hank Kucheman Group President; Cardiology, Rhythm & Vascular Boston Scientific Corporation	Kenneth Stein, M.D. Chief Medical Officer Boston Scientific CRM